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                                                                   Exhibit 10.36
                                                                   -------------

          Confidential Materials omitted and filed separately with the
                       Securities and Exchange Commission.
                           Asterisks denote omissions.

                               Purchase Agreement
                                   For Product
                                     Between
                              NETWORK ENGINES, INC.
                                       And
                                 EMC CORPORATION

Contents                                                                    Page
--------                                                                    ----
   1.0   Definitions..........................................................2
   2.0   Scope Of Agreement...................................................3
   3.0   Term And Termination.................................................3
   4.0   Intellectual Property Rights.........................................4
   5.0   Product Documentation................................................4
   6.0   Price And Payment....................................................4
   7.0   Purchase Orders......................................................5
   8.0   Forecasts............................................................5
   9.0   Supply Flexibility...................................................5
  10.0   Shipping, Delivery And Packaging.....................................6
  11.0   Acceptance...........................................................7
  12.0   Warranty.............................................................7
  13.0   Product Support......................................................8
  14.0   EMC Requested Changes................................................8
  15.0   Mandatory Engineering Changes........................................9
  16.0   NEI Requested Changes................................................9
  17.0   Product Withdrawals.................................................10
  18.0   Left Intentionally Blank............................................10
  19.0   Product Quality.....................................................11
  20.0   Review And Planning Meetings........................................11
  21.0   Reports.............................................................11
  22.0   Liability For Injury And Limitation Of Liability....................11
  23.0   Confidential Information & Publicity................................12
  24.0   Infringement........................................................12
  25.0   Manufacturing Rights................................................13
  26.0   Miscellaneous Provisions............................................14
  27.0   Entire Agreement....................................................17

                                       1

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Exhibits
--------

     A Product / Repair Pricing, Lead-time, Upside, Cancellation and Reschedule Terms
     B    EMC On-Order Parts
     C    Product Specification and Requirements
     D    NEI Quality Plan
     E    Technical Support
     F    RMA Procedure
     G    Product Repair
     H    Software License
     I    Indemnity Country List

                                       2

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                         Purchase Agreement For Product

This Purchase Agreement for Product ("Agreement"), effective as of the date last signed ("Effective Date"), is entered into by and between EMC CORPORATION ("EMC"), a Massachusetts (U.S.A.) corporation, with offices at 171 South Street, Hopkinton, MA 01748 and NETWORK ENGINES, INC. ("NEI"), a Delaware (U.S.A.) corporation with offices at 25 Dan Road, Canton, Massachusetts, 02021.

                       Business Background and Objectives

     WHEREAS, NEI has developed, designs and manufactures and/or markets certain items, more specifically defined below as "Product(s)", and

     WHEREAS, the parties desire for EMC and/or certain other companies to be able to purchase such items and to use, resell and/or distribute such through EMC's customary marketing and product fulfillment channels;

     NOW, THEREFORE, in consideration of the premises and covenants set forth herein and intending to be legally bound, the parties hereby agree as follows:

                               Terms of Agreement

1.0  DEFINITIONS
     -----------

1.1 "Product(s)" means the items described in Exhibit C, "Technical Purchase Specification"," which is hereby attached to and incorporated into this Agreement. The parties may add other items available from NEI to this Agreement as mutually agreed upon in writing, and such shall also become "Product(s)". The "Product" shall not include the packaging for any Products, which shall be the responsibility of EMC, as referenced in
     Section 10.9. In the event there is a conflict between or among any of the headings set forth in Exhibit C, the following rules of construction shall apply: The Product Specification shall control in the event of conflict with NEI's part number or description. NEI's part number is referenced for NEI's convenience only.

1.2 "Product Specification" means the information set forth in, and the EMC part number specified in Exhibit C, "Technical Purchase Specification", which is hereby attached to and incorporated into this Agreement. The Product Specifications shall be mutually developed and agreed for each Product. To the extent that Product Specifications contain Confidential Information of NEI, the Product Specification shall be deemed Confidential Information, as further described in Section 23.

1.3 "Product Support" means support that includes, but is not limited to testing, repair, upgrades, reporting, failure analysis, and closed loop corrective action for both hardware and software.

1.4 "Product Documentation" means the, user manual, diagnostic software documentation, and operations manual for the Product(s)to the extent that NEI has produced any such documents.

1.4 "End User" means EMC's customer as delivered through EMC's direct or indirect channel, or EMC, for EMC's internal use.

1.5 "Business Day(s)" means a day which is Monday through Friday, excluding legal holidays, unless otherwise detailed in this Agreement.

1.6 "EMC Logistics Partner" means a business or company, as listed in Exhibit J, "EMC Logistics Partners", that is authorized to buy Product(s) from NEI, under the terms set forth in this

                                       3

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     Agreement for the sole purpose of providing customer fulfillment for EMC.
     The list of entities set forth on Exhibit J may be amended from time to time upon the mutual written agreement of the parties. Any such EMC Logistics Partner shall (a) specifically agree to be bound by the terms of this Agreement, and (b) be subject to NEI's credit requirements.

1.7 "Authorized Repair Agent" shall include EMC Field Service personnel, when such personnel are replacing, repairing or otherwise servicing field replaceable units, such as disk drives or entire units. NEI may certify other third party personnel as Authorized Repair Agents in its reasonable discretion.

2.0  SCOPE OF AGREEMENT
     ------------------

2.1 NEI agrees to sell Product(s) and provide Product Support to EMC in accordance with the terms and conditions of this Agreement. This Agreement is non-exclusive and the parties may enter into similar agreements with other parties. EMC shall not be obligated to purchase any Product(s) or Product Support from NEI hereunder.

2.2 NEI agrees to offer to sell all generally available Product(s) features, functions and support, maintenance and other related services to EMC as early as it does to any of its other customers, provided, however, that the sale of any such Products to EMC may be delayed in the event that EMC requests different or customized Specification for the EMC version of the Product.

3.0  TERM AND TERMINATION
     --------------------

3.1 Subject to the provisions of sub-Sections 3.2, 3.3, 3.4 and 3.5 below, this Agreement shall consist of an initial term of three (3) year(s), commencing on the Effective Date and shall thereafter automatically renew for successive periods of one (1) year each, unless either party sends the other written notice of nonrenewal at least three (3) months prior to the expiration of the then current period.

3.2 Expiration of this Agreement will not relieve the parties of any obligations incurred prior to the date of termination.

3.3 In addition to the expiration specified in sub-Section 3.1 above, either party may immediately terminate this Agreement upon written notice if the other party:

     3.3.1 becomes insolvent or bankrupt, files or has filed against it a petition in bankruptcy, or undergoes a reorganization pursuant to a petition in bankruptcy filed with respect to it; provided that such proceeding is not vacated, dismissed or set aside within thirty (30) days after the date of commencement thereof; or

     3.3.2 is dissolved or liquidated, or has a petition for dissolution or liquidation filed with respect to it; or

     3.3.3 makes an assignment for the benefit of creditors; or

     3.3.4 ceases to function as a going concern or to conduct its operations in the normal course of business.

3.4 If either party breaches any material provision of this Agreement, the other Party may terminate this Agreement upon thirty (30) days prior written notice, provided the breach is not cured within such thirty (30) day period, and provided further that if the breach is not capable of cure within thirty days, the non-breaching party may not terminate for sixty days if the breaching party promptly commences to cure such breach (within the thirty day period) and diligently and continuously pursues cure until such time as the breach is fully cured.

3.5 EMC will, in its sole discretion, have the right to terminate this Agreement and/or any license(s) granted to NEI by written notice to NEI, such termination to be effective immediately, if NEI

                                       4

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     merges, is acquired, or undergoes any consolidation such that it is not the continuing or surviving corporation, or attempts to assign any of its rights or obligations under this Agreement without EMC's prior written consent, which shall not be unreasonably withheld or delayed. EMC's consent shall be deemed to have been given if EMC does not specifically notify NEI that it is withholding its consent within ten business days of receiving notice from NEI of a pending transaction.

3.6 If EMC terminates this Agreement under Sections 3.3, 3.4 or 3.5 above, then during any notice period, or simultaneously with its termination notice, EMC may issue additional purchase orders with deliveries to be scheduled not later than sixty (60) days after the specified termination date.

4.0  INTELLECTUAL PROPERTY RIGHTS
     ----------------------------

4.1 During the term of this Agreement, EMC is authorized to use NEI's trademarks, trade names and logos in connection with EMC's sale, advertisement, and promotion of Product(s) but only in a manner as specified by NEI, and only in a manner beneficial to NEI or as otherwise permitted by law. Upon termination of this Agreement, except to the extent permitted by law, EMC shall cease to use any such marks, names, or logos and shall, within a reasonable time, remove any reference to NEI from its advertising and promotional material. EMC shall not make any claim of ownership to any NEI mark.

4.2 Except as permitted at law, NEI shall not publicize or use the name or trademark of EMC in any manner related to this Agreement without EMC's written consent.

4.3 NEI grants EMC all appropriate rights and licenses under NEI's applicable patents, copyrights and other intellectual property rights, necessary for EMC to use, market, promote, lease, and sell and/or license the Product(s) provided under this Agreement. Except as herein stated, no other rights or licenses are granted to EMC.

4.4 Software License terms are as specified in the Exhibit H, which is hereby attached to and made a part of this Agreement.

5.0  PRODUCT DOCUMENTATION
     ---------------------

5.1 NEI shall provide EMC with one (1) electronic master copy of current Product Documentation for each Product(s) immediately following the execution of this Agreement solely for internal use and for the purpose of the qualification, sale, service, and support of Product(s) under this Agreement. Each set of documentation shall include all similar documentation generally provided to NEI's OEM customers. Additional copies of Product Documentation and changes thereto may be ordered by EMC. NEI shall provide EMC with all updates and changes to such documentation, as they become available to NEI.

5.2 NEI hereby grants EMC, under all of NEI's applicable intellectual property rights, a worldwide, non-exclusive, right and license to prepare, or authorize others to prepare on EMC's behalf, derivative works based on the Product Documentation for reproduction, publication, training, distribution and use solely in connection with Product(s) purchased under this Agreement; provided, however, that EMC shall have no right to publish or distribute any Product Documentation which is marked as NEI Confidential Information except as allowed under Section 11.4 and Exhibit E, Section
     1.5. EMC shall preserve NEI's copyright and other notices, and shall not remove such notices from the Product Documentation. However, EMC shall have all right, title, and interest in that portion of the altered Product Documentation prepared by EMC. EMC shall make no substantive representations concerning NEI or the Products except as set forth in the printed documentation furnished to EMC by NEI. If EMC modifies and introduces errors into the Product Documentation, NEI has no liability for such errors and EMC shall indemnify NEI regarding any such errors.

                                       5

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6.0  PRICE AND PAYMENT
     -----------------

6.1 The prices to be paid by EMC for any Product(s) ordered pursuant to this Agreement are set forth in Exhibit A. [**], these prices are the [**] prices [**] during the initial term of this Agreement. NEI shall update the Exhibit A pricing on a quarterly basis at a minimum. The updated pricing shall apply to NEI shipments beginning the first day of each calendar quarter unless otherwise agreed to by EMC.

6.2 NEI warrants to EMC that the prices in this Agreement do not exceed those offered to other customers purchasing products identical to the Product(s) in like or lesser quantities and upon substantially similar terms and conditions.

6.3 All prices and fees described or contemplated under this Agreement are in U.S. dollars. Product(s) pricing does not include federal, state, or local excise, sales, or use taxes, except those taxes that are based on NEI's income. If such taxes are applicable, they shall be set out as a separate line item on NEI's invoice. EMC agrees to pay all applicable taxes (other than taxes based upon NEI's net income), unless EMC procures and provides to NEI an exemption certificate in a form reasonably acceptable to NEI and to the appropriate taxing authority.

6.4 Payment terms for all Product(s) sold to EMC by NEI shall be net [**] days from the date of receipt of a correct invoice provided that the invoice is issued on or after the day the applicable Product(s) is shipped from NEI to EMC. Payment and/or acceptance of payment of an invoice shall not constitute or imply acceptance of the Product(s) or relieve NEI or EMC of any obligations assumed under this Agreement, nor prevent EMC or NEI from asserting any other rights it may have under this Agreement.

7.0  PURCHASE ORDERS
     ---------------

7.1 EMC shall submit a written purchase order for all Product(s) ordered from NEI. EMC shall, during the first week of every month, provide NEI with a rolling, [**]-day Purchase Order, cancelable and reschedulable only as provided in Exhibit A. Purchase orders shall specify EMC's part numbers, Product(s) model numbers, quantity ordered, shipping destination, carrier, and shipment dates. NEI shall acknowledge in writing to EMC its receipt and acceptance or rejection of such purchase order within [**] (Business Days of NEI's receipt of each purchase order. NEI's acceptance shall neither change nor add to the provisions of this Agreement. For quantities of Products, as listed in Exhibit C, that are within EMC's forecasts, NEI shall accept such purchase orders at lead-time, provided such purchase orders comply with the terms of this Agreement. NEI shall establish a supply line that results in sufficient material being available to support the requested delivery dates in EMC's Rolling [**] day Purchase Order Purchase Order(s), plus upside orders, as described in Exhibit A. If, within [**] Business Days from NEI's receipt of a purchase order, EMC does not receive written notice from NEI rejecting the purchase order and specifying the reasons for such rejection, the purchase order shall be deemed accepted by NEI. In the event of a conflict between the provisions of this Agreement and the terms and conditions of EMC's purchase order, the provisions of this Agreement shall prevail. Any additional terms contained in EMC's purchase orders or NEI's order acknowledgements shall not be binding unless accepted by the other party in writing.

8.0  FORECASTS
     ---------

8.1 EMC will provide NEI with good faith monthly rolling forecasts for [**] months (i.e. [**] days beyond the Purchase Order as described in Section
     7.1 above) of EMC's estimated Product(s) purchase requirements. EMC's forecasts are for planning purposes only. EMC is under no obligation to purchase forecasted quantities and if EMC fails to purchase any forecasted quantities,

                                       6

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     EMC shall have no liability of any kind except as specifically provided in
     Exhibits A and B, nor incur any penalties or retroactive price increases unless otherwise agreed to by EMC in writing.

9.0  SUPPLY FLEXIBILITY
     ------------------

9.1  LEAD-TIME: Product(s) lead-time is defined as that period of time
     ---------
     commencing upon NEI's receipt of EMC's purchase order until shipment by NEI to EMC. Lead-time for each Product is stated in Exhibit A, Product Pricing, Lead-time, Upside, Cancellation and Reschedule Terms. NEI may request to change a Product's standard Lead Time. Such a request must be made in writing and contain the reason for the requested change, a corrective action plan to reestablish the standard Lead Time and the anticipated date as to when the original standard Lead Time will be reestablished. All changes to a Product's standard Lead Time are subject to EMC's written approval, which shall not be unreasonably withheld.

9.2  RESCHEDULES: EMC shall have the right and ability to reschedule any
     -----------
     purchase order according to the terms documented under Reschedule Terms in Exhibit A, Product Pricing, Lead-time, Upside, Cancellation and Reschedule Terms.

9.3  UPSIDE SUPPLY: NEI shall establish a supply line that results in sufficient
     -------------
     material being available to support upside quantities according to the terms documented under Upside Support in Exhibit A, Product Pricing, Lead-time, Upside, Cancellation and Reschedule Terms.

9.4  CANCELLATION: EMC shall have the right to cancel delivery of any purchase
     ------------
     order according to the terms documented under Cancellation Terms, at any time without NEI's consent, provided NEI receives EMC's written notice prior to shipment. Such cancellations shall be subject to the conditions documented under Cancellation Terms in Exhibit A Product Pricing, Lead-time, Upside, Cancellation and Reschedule Terms. NEI shall use commercially reasonable efforts to mitigate EMC's liabilities for all material exposure due to cancellations, by, among other things, canceling or rescheduling orders for component parts, using component parts for orders for other customers, if feasible and/or, with EMC's permission, brokering component parts to other parties.

10   SHIPPING, DELIVERY AND PACKAGING
     --------------------------------

10.1 Delivery ("Delivery") shall be F.O.B. Origin. Title and risk of loss shall pass to EMC upon Delivery to the carrier. EMC may modify its routing instructions from time to time and will provide NEI with an updated version of any such modified instructions.

10.2 EMC and NEI may drop-ship product(s) to End User upon written request by EMC. EMC shall provide the name and billing number of its preferred freight carrier. EMC will issue individual purchase orders for each of its drop shipment customer requirements (frequency could be multiple purchase orders daily). NEI is required to communicate (via fax or electronically) drop shipment information such as purchase order number, date of shipment, carrier waybill number, invoice number and serial numbers shipped to EMC [**] following the date the Product(s) shipped. Should the volume of drop-ship orders be such that NEI cannot provide such information [**], NEI shall use its best efforts to develop an automated system such that it can provide the requested information, in a form acceptable to EMC, [**].

10.3 NEI shall be responsible for any increased freight charges incurred for Product(s) shipped outside the routing instructions to include, but not be limited to, use of other than EMC preferred carriers, unless it is not commercially feasible to comply with the routing instructions. If there are any conflicts between the current version of routing instructions provided to NEI and the contents of this Section 10, the current routing instructions will prevail.

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10.4 The shipment dates shall be those specified in each purchase order issued under this Agreement. Shipments will be considered on time if they are made no more than [**] than the shipment date specified in the EMC purchase order. If EMC agrees to take partial shipments of any order, each such partial shipment shall be deemed a separate sale. At the regular Review and Planning Meetings conducted as described in Section 20 below, the parties shall review NEI's record of on time shipments, and shall identify issues and develop a plan to address any problems with repeated late shipments. Chronic and/or sustained poor on-time delivery performance shall be considered a material breach of this Agreement. For purposes of this Agreement, "Chronic and/or Sustained Poor On-time Delivery Performance" shall be defined as delivering less than [**] % of the units scheduled for delivery in a given month on time for [**] consecutive months, or for a total of [**] or more over the course of a year.

10.5 If NEI anticipates or becomes aware that it will not supply the Product on the shipment date acknowledged by NEI, for any reason to include but not be limited to material shortage, process changes, capacity limitations or causes due to common carriers, NEI shall notify EMC immediately after NEI has knowledge of the situation. The notification may be communicated by facsimile, telephone, electronic mail or any other method agreed to by the parties, provided that NEI shall use reasonable efforts to obtain EMC's actual acknowledgment of the notice of anticipated delay. NEI and EMC will jointly develop alternatives to resolve any late shipment of the Product, including use of premium routing. NEI will develop recovery plans with new committed shipment dates and communicate such plans to EMC within [**] hours of missed shipments. If NEI is unable to deliver the Product at the FOB Point on the acknowledged ship date, through no fault of EMC and not for a reason excused under Section 26.7 Force Majeure, EMC may require NEI to use premium routing and ship the freight pre-paid at NEI's expense for the excess cost. In the event NEI has an allocation situation, NEI shall use an allocation formula for EMC [**].

10.7 All shipments shall be uninsured unless otherwise specified by EMC's designated procurement agents. Prepay and bill shipment shall be used only when specified by EMC's designated procurement agents. In the event that prepay and bill is used, NEI shall indicate the number of shipping containers, weight of each shipment and carrier name on the invoice. Risk of loss shall pass to EMC at the FOB point.

10.8 Each shipment of the Product by NEI shall include a packing slip which contains at a minimum, (i) NEI name, (ii) box number (e.g., 1 of 3, 2 of 3), (iii) receiving address, (iv) EMC's purchase order number, (v) EMC's part number, (vi) shipping quantity, (vii) date of shipment, and (viii) RMA number when applicable per Exhibit E.

10.9 All Product shall be packaged, marked and otherwise prepared in accordance with EMC's specifications attached as Exhibit C and all applicable government regulations per good commercial practices EMC shall be responsible if its specifications violate or do not meet governmental regulations. NEI shall notify EMC if NEI becomes aware that EMC's specifications do not meet applicable regulations. All Product shall be private labeled in accordance with EMC branding instructions as outlined in Exhibit C. Packaging for export shipments from the United States may also be subject to specific instructions. NEI will notify EMC of any extraordinary charges incurred by NEI for such export shipments prior to invoicing EMC for these charges.

10.10 NEI will use reasonable commercial efforts to provide the following information about its Product in writing within two (2) weeks of receiving a written request from EMC: i) country of origin; ii) NAFTA preference criteria; iii) harmonized scheduled tariff classification number; and iv) export commerce control number ("ECCN"). Upon request by EMC and subject to EMC's reasonable assistance, NEI will prepare all international shipping documentation, including commercial invoice, NAFTA certificate, Shipper's Letter of Instruction, Shipper's Export Declaration and any other necessary documentation, for international shipments.

11.0 ACCEPTANCE
     ----------

Products will be deemed to be accepted when NEI Delivers Products as ordered by EMC. EMC shall promptly notify NEI if EMC receives any shipments that do not match an applicable order. NEI shall cure any defective delivery of Products as described in Section 12, Warranty, below (including advance shipment of replacement Products, as provided in Section 12).

12.0 WARRANTY
     --------

12.1 NEI warrants that all Product(s)shipped under this Agreement will for a period of [**] months from the date of shipment of the Product: (i) conform to and perform in accordance with the applicable Product Specifications; set forth in Exhibit C under normal use and operation; (ii) and be free from defects in design, materials and workmanship. Should any products fail to conform with the foregoing warranty within the first [**] days after delivery, NEI shall advance-ship replacement Products to EMC's designated location, within [**] hours of notice of the defect from EMC. EMC shall return the defective Products to NEI within [**] weeks of receipt of the replacement Products. Except with regard to repaired Product(s), NEI further warrants that only new materials will be used in the Product(s).

12.2 All warranties made in this Agreement shall survive inspection, test, acceptance and payment.

12.3 Product(s)repaired under this Agreement shall be warranted for the longer of [**] days or the balance of the original Product(s)warranty.

12.4 NEI further warrants that EMC shall receive good title to each Product(s)free and clear of all liens, encumbrance, and claims, and in performing under this Agreement, NEI shall, and each Product(s)delivered under this Agreement shall, comply with all applicable federal, state and local, laws, statutes, ordinances, rules and government regulations and codes as such laws, statutes, ordinances, rules and regulations and codes existed on the date of Delivery.

12.5 NEI further warrants that each Product(s)has been, and will continue for [**] months from Delivery to be regulatory compliant as any applicable regulations existed on the original date of Delivery of the Product. Each Product(s)shall bear appropriate labels indicating compliance with the requirements of this Section.

12.6 NEI acknowledges that certain components integrated into the Product(s) are designated as Field Replaceable Units (FRUs). Installation and removal of Product FRUs by EMC shall not void the Product Warranty.

12.7 If the Products sold hereunder are not as warranted, NEI shall, either repair or replace the Product at NEI's expense. EMC agrees that parts utilized in warranty services may be remanufactured and/or refurbished. All replaced parts shall be the property of NEI, on an exchange basis.

     The above warranties shall not apply to Product(s) that have been damaged as a result of misuse, neglect or accident; operation outside of the environmental or power specifications provided by NEI; have been wired, repaired or altered by anyone other than NEI or an Authorized Repair Agent; or have had their serial numbers removed, defaced or altered. NEI's sole obligation hereunder for Products that do not apply to the above warranties shall be to repair, replace or scrap Product(s) at EMC's option and expense.

12.8 THE FOREGOING WARRANTIES SET FORTH IN THIS SECTION 12 ARE IN LIEU OF, AND NEI EXPRESSLY DISCLAIMS, ALL OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

13.0 PRODUCT SUPPORT
     ---------------

13.1 NEI will provide technical support to EMC for the Product(s) as described in Exhibit E, which is hereby attached to and incorporated into this Agreement.

13.2 The process for returning defective Product(s) and obtaining a Return Material Authorization ("RMA") is set forth in Exhibit F, which is hereby attached to and made a part of this Agreement

13.3 NEI will provide repair for the Product(s) to EMC in accordance with Exhibit G, which is hereby attached to and incorporated into this Agreement.

13.4 NEI will provide EMC, [**], with initial familiarization and standard sales training, including materials, [**], for a reasonable number of EMC employees at an EMC facility specified by EMC in Massachusetts. NEI hereby authorizes EMC to reproduce such materials in an amount reasonably necessary to implement the provisions of this Section 13. All expenses of NEI's employees associated with such training, such as transportation, meals and lodging, are the responsibility of NEI. Additional standard technical training courses from NEI's Training Department shall be made available to EMC at NEI's standard locations, rates, and terms.

14.0 EMC REQUESTED CHANGES
     ---------------------

14.1 EMC may request, in writing, that NEI evaluate free of charge a change to the method of packing, packaging, or shipment, or evaluate an engineering change to the Product(s) which is not a Mandatory Engineering Change (as defined in Section 15 below). Such request will include a description of the proposed change sufficient to permit NEI to evaluate its feasibility.

14.2 Promptly after receipt of such request, NEI shall notify EMC in writing of its response to such request. Acceptance of such EMC proposed change(s) shall not be unreasonably withheld by NEI, provided, however, that NEI may condition its acceptance of a change on EMC's commitment to purchase a firm quantity of such changed Products. If such response indicates acceptance of the proposed change, NEI shall also state in such response (i) the terms and conditions under which it would make the proposed change, (ii) the impact on NEI's costs and the resulting charges to EMC, if any, created by the changes, and (iii) the earliest date which NEI estimates such change could be implemented. If the proposed change is to result in an increased charge to EMC, EMC must provide prior written approval to NEI before the change is implemented. If the proposed change would affect regulatory agency certifications, the above referenced period shall be extended to account for the time periods necessary for those regulatory agencies to carry out their evaluations.

15.0 MANDATORY ENGINEERING CHANGES
     -----------------------------

15.1 In the event that changes are required to make the Product(s) conform to safety/regulatory agency requirements ("Mandatory Engineering Changes"), NEI shall immediately implement the Mandatory Engineering Changes in new production of the Product(s)without charge to EMC.

15.2 NEI and EMC shall discuss and mutually agree upon one or more of the following remedies for implementing Mandatory Engineering Changes on previously delivered Product, including which party shall bear the costs of any such Mandatory Engineering Change, provided, however, that if the Products did not, or do not, conform to safety/regulatory agency requirements as such requirements existed on the date of delivery, all such changes shall be at no charge to EMC, including shipping and transportation costs. NEI shall use reasonable efforts to immediately implement the selected remedies.

     15.2.1 EMC may request an RMA number and return the affected Product(s)to NEI or an authorized repair facility for repair or replacement.

     15.2.2 EMC may request and NEI will ship Mandatory Engineering Change kits for Product(s). NEI shall provide EMC with installation instructions necessary to implement the Mandatory Engineering Changes at EMC's or EMC's customer's locations.

     15.2.3 NEI may be asked to provide on-site technical assistance at the appropriate location to install the Mandatory Engineering Change.

     15.2.4 EMC may request that a NEI-approved third party maintenance organization install the Mandatory Engineering Change kits for the affected Product.

15.3 NEI shall provide EMC with written notice of any Mandatory Engineering Changes as soon as possible after NEI knows of such change.

15.4 EMC shall have the option to cancel open purchase orders without penalty if the Mandatory Engineering Changes are due to the fault or negligence of NEI and such Changes are incompatible with or adversely affect performance of Product(s) purchased by EMC and such changes are not made compatible with the Product(s), or EMC is not provided with an acceptable remedy within [**] days after NEI receives notification from EMC of its intent to cancel its open purchase orders.

16.0 NEI REQUESTED CHANGES
     ---------------------

16.1 Both parties recognize that there may be optional changes proposed by NEI affecting form, fit or function which are not Mandatory Engineering Changes ("Optional Engineering Changes"). Optional Engineering Changes may also include changes in processes or materials. NEI shall provide EMC copies of all Engineering Change Notices affecting Form, Fit, Function (as defined below), active components, or reliability as soon as practically possible prior to being implemented. NEI will also provide copies of Process Change Notification forms related to mutually agreed upon EMC specific manufacturing or test processes that would affect the following as soon as practical prior to being implemented:

     16.1.1 Form: Defined as a change in the dimensions or the external appearance of the Product(s).

     16.1.2 Fit: Defined as a change that affects the physical interchangeability of the Product(s)or a field replaceable unit ("FRU") of the Product(s).

     16.1.3 Function: Defined as a change that introduces a capability not available in the previous connectivity interface, software, firmware, or operator interface or affects the interchangeability of the FRUs within the Product(s).

16.2 The notice required in sub-Section 16.1, above, shall include a written description of the proposed change, including the reason for the change and the expected effect of the change on the Product(s), including its price. NEI will send such change proposals to EMC's designated engineer, via mail, Email, or fax, as agreed between the parties. NEI's notice shall also contain (i) an evaluation as to whether or not the changes, if accepted by EMC, would be likely to require EMC to re-qualify the Product(s), and (ii) a recommendation for or against such re-qualification.

16.3 If the Optional Engineering Changes to Form, Fit or Function of the Product(s) proposed by NEI in EMC's sole opinion necessitate evaluation by EMC of compatibility with EMC's systems and/or specifications, NEI upon EMC's request, shall provide EMC with [**] evaluation products, parts or designs which incorporate the proposed changes. EMC shall have the right to accept, reject or mutually agree to an alternate plan for NEI's proposed Optional Engineering Changes and will inform NEI of its approval or rejection of those changes in writing within [**] days from receipt of the evaluation products, parts or designs provided to EMC, or within [**] days of EMC's receipt of notice of such changes, whichever is later. Such approval shall not be unreasonably withheld.

16.4 If EMC rejects the Optional Engineering Changes, EMC may, in its sole discretion, require NEI to continue supplying the unaltered Product(s).

16.5 NEI will incorporate changes accepted by EMC into Product(s) on EMC's open purchase orders at no charge.

16.6 Unless EMC specifically rejects such changes, each version of the Product(s) will possess at least the same features and functions, if not more, than are offered by NEI in the Product(s) or similar product offered by NEI for the same server/host environment. NEI shall introduce all new non-exclusive features or functions for the Product(s) as early as the introduction in any other similar NEI products for that environment, provided, however, that any such feature or functions may be delayed in the event that EMC requests different or customized Specification for the EMC version of the Product.

16.7 Any changed Product(s) resulting from application of Sections 14, 15 and 16 shall be considered added as Product(s) to this Agreement, and subject to its terms and conditions.

17.0 PRODUCT WITHDRAWALS
     -------------------

17.1 NEI will notify EMC in writing at least [**] days prior to Product(s) withdrawal. During the withdrawal notice period, EMC may issue purchase orders with normal lead-time up until the last time buy. NEI will extend EMC a [**] month delivery window for the last time buy quantity. Any last time buy purchase order shall be placed by EMC shall be non-cancellable. The [**] month window commences upon termination of the [**] day withdrawal notice period. If the EOL is initiated by EMC, EMC will provide NEI an EOL plan and will issue non-cancellable purchase orders within 3 months of the notice for the quantities and delivery dates required by EMC. NEI shall notify EMC as soon as practically possible if it receives a notice from a supplier that the supplier is withdrawing a component for the Products, for which there is no commercially reasonable substitute. If, as a result of such component EOL, NEI must withdraw a Product hereunder, and if NEI is required to make a last-time purchase of such components in order to comply with its obligations under this Section 17, EMC shall bear the expense of the component purchase as it is incurred by NEI, with the cost of such expense being credited, in a manner approved by EMC on a case by case basis, toward the purchase price of the resultant Products.

17.2 NEI shall provide Product repair service for the Product(s) to EMC at a reasonable price and lead time, until the end of [**] years after Product(s) withdrawal, pursuant to terms and conditions set forth in Exhibit G, Product Repair. The foregoing notwithstanding, EMC shall have no obligation to order any Product repair service from NEI.

18.0 Left Intentionally Blank

19.0 PRODUCT QUALITY
     ---------------

19.1 NEI shall participate in the NEI Quality Plan as required in Exhibit D, which is hereby attached and incorporated into this Agreement, and shall meet or exceed the quality and reliability requirements stated therein.

20.0 REVIEW AND PLANNING MEETINGS
     ----------------------------

20.1 NEI hereby appoints its OEM Program Manager as its liaison to monitor NEI's performance and delivery of Product(s) under this Agreement. EMC hereby appoints its designated NEI Business

     Manager as its liaison to monitor NEI's performance and delivery of Product(s) hereunder. These liaisons will also be responsible for coordinating meetings and discussions and reports provided for in this Agreement. The names, telephone and facsimile numbers of the liaisons will be provided by the parties to each other and the liaisons may be changed by written notice from one party to the other.

20.2 EMC's designated NEI Business Manager will conduct quarterly NEI performance review and planning reviews with NEI's EMC account management team. EMC and NEI will determine the location and times for these meetings. The purpose of these meetings is listed below:

     20.2.1 Review NEI's performance over the past quarter;

     20.2.2 Review action items and resolution;

     20.2.3 Identify opportunities and areas of improvement;

     20.2.4 Agree on commitments, set target dates, and define "persons" responsible;

     20.2.5 Review appropriate NEI reports; and

     20.2.6 Review NEI quality and reliability improvement plans

     20.2.7 Review the accuracy of EMC's forecasting process

     20.2.8 Resolve any outstanding payment issues

     20.2.9 Review EMC's performance of its obligations over the past quarter.

21.0 REPORTS
     -------

21.1 Recurring reports to be provided by NEI and EMC under this Agreement are referenced in Exhibit A, Exhibit D and Exhibit G. All reports will be provided to EMC in electronic form or as otherwise mutually agreed. There shall be no charge to EMC for any reports required under this Agreement.

22.0 LIABILITY FOR INJURY AND LIMITATION OF LIABILITY
     ------------------------------------------------

22.1 NEI shall indemnify, defend and hold EMC harmless against all claims, suits, losses, expenses and liabilities for bodily injury, personal injury, death, and property damage directly or indirectly caused by any Product(s) or through the negligence of NEI or any person for whose actions NEI is legally liable. The indemnities provided in this sub-Section 22.1 are conditioned upon the fact that (i) EMC has notified NEI promptly in writing of any such claims, (ii) NEI shall have sole control of the defense of such claims and all negotiations for its settlement and compromise, and (iii) EMC shall reasonably cooperate with NEI in the defense or settlement of such claims. NEI shall carry and maintain Workers Compensation and general liability insurance coverage to satisfactorily cover NEI's obligations under this Section.

22.2 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES,INCLUDING LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR ANY PERFORMANCE HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT FOR THEIR RESPECTIVE OBLIGATIONS UNDER SECTION 22 (LIABILITY FOR INJURY,) SECTION 24, (INFRINGEMENT) AND 23 (CONFIDENTIAL INFORMATION AND PUBLICITY) AND EMC'S OBLIGATION TO PAY FOR PRODUCT'S PURCHASED HEREUNDER, EACH PARTY'S TOTAL LIABILITY FOR ANY CAUSE OF ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT INCLUDING NEGLIGENCE, SHALL BE LIMITED TO THER LESSER OF THE

     AMOUNT ACTUALLY PAID BY EMC TO NEI OVER THE YEAR PREVIOUS TO THE CAUSE OF ACTION, OR ONE MILLION DOLLARS ($1,000,000).

22.3 Indemnification by EMC: EMC shall indemnify and hold NEI harmless from and against any and all claims, actions, or demands arising with respect to technology or products added by EMC or sold by EMC with the Products.

23.0 CONFIDENTIAL INFORMATION & PUBLICITY
     ------------------------------------

23.1 Either party may, in connection with this Agreement, disclose to the other party information considered confidential and proprietary information of the disclosing party ("Confidential Information"). Information shall be considered Confidential Information if clearly identified in writing as confidential in nature by the disclosing party at the time of disclosure, or if the disclosure is oral, within ten (10) Business Days thereafter. The receiving party shall protect the disclosing party's Confidential Information with the same degree of care that it regularly uses to protect its own Confidential Information from unauthorized use or disclosure. Each party shall use the other's confidential information solely for purposes of performing under this Agreement. No rights or licenses under patents, trademarks or copyrights are granted or implied by any disclosure of Confidential Information. Sections 23.1 and 23.2 shall survive the expiration or termination of this Agreement for a period of five (5) years.

23.2 The obligations of confidentiality imposed by this Agreement shall not apply to any Confidential Information that: (a) is rightfully received from a third party without accompanying markings or disclosure restrictions; (b) is independently developed by employees of the receiving party who have not had access to such Confidential Information; (c) is or becomes publicly available through no wrongful act of the receiving party; (d) is already known by the receiving party as evidenced by documentation bearing a date prior to the date of disclosure; or, (e) is approved for release in writing by an authorized representative of the disclosing party. This sub-Section
     23.2 shall not supersede any other nondisclosure agreement(s) which may otherwise bind the parties.

23.3 Neither party will originate, or authorize, assist or authorize another party to produce, any written publicity, news release, marketing collateral or other publication or public announcement, whether to the press, actual or potential customers, stockholders, or others, relating to this Agreement or to any amendment hereto, or to performance hereunder or to the existence of an arrangement between the parties, or shall in any manner disclose, advertise, or publish the fact that NEI has furnished or contracted to furnish the Product(s) to EMC without the prior written consent of the other party. Notwithstanding anything in this Agreement to the contrary, i) EMC shall not unreasonably withhold or delay approval of disclosure of the Agreement for the purpose of NEI complying with any SEC or legal regulations and ii) NEI shall allow EMC to propose the exact timing of the initial public release regarding the relationship provided that EMC provides no less than five (5) Business Days' written notice and opportunity to review and approve the release. The existence, terms and conditions of this Agreement are considered the Confidential Information of both parties.

23.4 Any press release announcing the establishment of this business relationship requires EMC's review and written approval, prior to its disclosure. Such approval may be withheld at EMC's sole discretion.

24.0 INFRINGEMENT
     ------------

24.1 NEI warrants that, as of the Effective Date, neither any Product(s) nor any part of any Product(s) infringes any copyright or trade secret right of any person or entity and that, to NEI'S knowledge, neither the Product(s) nor any part of the Product(s) infringes any patent or trademark issued in the countries set forth in Exhibit H, which is hereby attached and incorporated into this Agreement. NEI shall, at NEI's expense, indemnify and hold EMC, [**] harmless from and against any claims, demands, suits, actions or judgments brought against EMC, [**] (including reasonable attorney's fees and costs and including any special, consequential or punitive damages awarded by the court in any such suit or action) to the extent such action is based upon a claim that any Product(s) purchased hereunder infringes a patent issued in the countries set forth in Exhibit H, or any copyright, trademark or other intellectual property right or misappropriates a trade secret right of any third party, provided that EMC gives NEI prompt written notice of any such claim, available information, reasonable assistance, and sole authority and control to settle or defend the claim. NEI reserves the right to choose the attorneys who may pursue any action on its behalf, but EMC may be represented in any such action by its own attorneys at its own expense.

24.2 If any Product(s) should become, or in NEI's opinion is likely to become, the subject of claim as described in sub-Section 24.1, NEI shall, at NEI's expense, implement one of the following remedies: (i) procure for EMC the right to continue using the Product, or (ii) replace or modify the Product(s) so that its use and resale becomes non-infringing, provided that any replacement or modified Product(s) meets substantially the same specifications as the original, maintains the same form, fit, function and quality, and is acceptable to EMC. If NEI is unable to implement either remedy set forth in this sub-Section 24.2, then NEI shall grant EMC a refund for the original purchase price of the infringing Product(s) as depreciated over a three year term, and accept its return.

24.3 NEI shall have no liability to EMC to the extent that a claim described in sub-Section 24.1 is based upon: (i) compliance with specifications or designs provided by EMC; (ii) the combination of the Product(s) with other product or devices not purchased hereunder where the Product(s) itself would not be infringing; or (iii) modifications of the Product(s) made by EMC where unmodified Product(s) would not be infringing.

24.4 THE FOREGOING PROVISIONS OF THIS SECTION 24 STATE EMC'S SOLE AND EXCLUSIVE REMEDY FOR ANY ALLEGED INFRINGEMENT OR MISAPPROPRIATION BY THE PRODUCTS OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.

25.0 MANUFACTURING RIGHTS
     --------------------

25.1 Concurrent with the execution of this Agreement by the parties hereto, NEI shall deposit in escrow and periodically update with Data Securities International or some other independent escrow agent reasonably acceptable to EMC, pursuant to such party's regular form of escrow agreement, all drawings, plans, specifications, methods, techniques and all other information, in written or documentary form, human readable or machine readable, in any media, regarding or concerning the design, manufacture, testing, use, maintenance, operation and reliability, including without limitation, product specifications, software and firmware source code listings, engineering drawings, approved vendor lists, manufacturing, assembly and fabrication process sheets, in process and final test procedures and specifications, schematics, bills of materials and performance data regarding the design of the Products(s) purchased hereunder (collectively, the Manufacturing Information). The escrow agent so designated shall be bound to retain the Manufacturing Information in escrow for [**] years under the terms of this Agreement and released to EMC upon EMC's written certification by an officer of the company that either of the following two events has occurred:

     (1) An event of default under Section 3.3 has occurred, NEI was notified of the default and has failed to cure such default; or,

     (2) The technical and management team procedure described below fails to develop a suitable recovery plan that resumes normal Product shipments to EMC within [**] days of the executive management team's first convening:

     If during the term of this Agreement NEI fails to make delivery for a period of [**] days after receipt of written notice of default for Products listed in Exhibit C in violation of this Agreement, and as long as EMC is not also in breach of this Agreement, then NEI and EMC agree to convene, if necessary, at NEI's Canton, MA facility as follows:

     For a period of [**] days, a focused team comprising of technical staff from both NEI and EMC will jointly identify, investigate and resolve whatever issues have disrupted the normal flow of Product deliveries to EMC. At a minimum, NEI agrees to make available the appropriate Engineering Manager, Production Manager, Product Engineer and Account Manager to this team. In turn, EMC agrees to make available the appropriate Engineering Manager, Production Manager, Product Engineer, Commodity Manager and Buyer and any relevant technical information to this team.

     If, after this [**] day period, a mutually acceptable recovery plan has not yet been established, a focused executive management team from both NEI and EMC will convene to jointly establish a suitable recovery plan which expeditiously facilitates the normal production and flow of product to EMC. At a minimum, NEI agrees to make available its President and CEO and the appropriate VP's of Sales, Business Development, Quality and Worldwide Manufacturing. In turn, EMC agrees to make available its VP's of Supply Base Management, Commercial and Technical and Director of Commodity Management for the Products listed in Exhibit A.

     In either case, EMC shall certify that it will comply with the terms of the manufacturing license granted hereunder.

25.2 In order to secure NEI's performance of its obligations under this Agreement, including without limitation manufacture and delivery of the Product(s) and spare parts in a timely manner and performance of warranty services, in connection with Product(s) and/or services which are or may be purchased under this Agreement, NEI hereby grants to EMC a license to all documents pertaining to process and procedures, product data, process software, firmware, patent rights, and other information used or useful for such purposes at a mutually satisfactory licensing arrangement to be reasonably agreed by the parties, providing royalty payments reasonably satisfactory to NEI. Included in this license is the right to use, modify, design manufacture or have manufactured and maintain said manufacturing information in the manufacture or contract manufacture of Product(s). Such license shall extend to the Products as defined by the then-current Product Specifications as listed in Exhibit C, and shall not be construed to grant to EMC the right to use any intellectual property or confidential information regarding the Products to develop next generation or derivative Products. Notwithstanding the foregoing, however, EMC shall have no use or benefit of the license granted in this paragraph unless and until, one of the two escrow release conditions described above has occurred, and EMC shall not have availed itself of another remedy to such default. Prior to EMC's request to the escrow agent requesting release of the Manufacturing Information and the effectivity of the rights and licenses granted above EMC will give NEI [**] days' written notice specifying the default condition. Such [**]-day notice shall run concurrently with any cure periods otherwise granted to Supplier in this Section 25.

26.0 MISCELLANEOUS PROVISIONS
     ------------------------

26.1 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods.

26.2 The parties are and shall remain at all times, independent contractors in the performance of this Agreement and nothing herein shall be deemed to create a joint venture, partnership or agency relationship between the parties. Neither party shall have the right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of the other except as may be expressly provided otherwise in this Agreement. Each party shall be solely responsible for the performance of its employees hereunder and for all costs and expenses of its employees, to include but not be limited to employee benefits.

26.3 The failure of either party to insist upon or enforce strict conformance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of such party's right unless made in writing and shall not constitute any subsequent waiver or relinquishment.

26.4 To be valid, amendments or modifications to the Agreement must be in writing and signed by an authorized representative of each party. Any verbal agreements, discussions, and understandings, expressed or implied, shall not constitute amendments to this Agreement.

26.5 If any provision of this Agreement is finally held by a court of competent jurisdiction to be illegal or unenforceable, then such provision shall be deemed adjusted to conform to the applicable requirements, to the extent reasonably possible, and the adjusted provision, if any, shall have the same effect as if originally included herein. In any event, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

26.6 The provisions of this Agreement which by their nature survive termination or expiration of the Agreement, including but not limited to the provisions of Section 1 (Definitions), Subsection 3.6 of Section 3 (Term and Termination), Section 4 (Intellectual Property Rights), Subsection 5.2 of
     Section 5 (Documentation), Subsection 6.2, 6.3, and 6.4 of Section 6 (Price and Payment), Section11 (Acceptance), Section 12 (Warranty), Subsections 13.1, 13.2 and 13.3 of Section 13 (Product Support), Subsection 17.2 of
     Section 17 (Product Withdrawals), Section 22 (Limitation of Liability),
     Section 23 (Confidential Information), Section 24 (Infringement), together with Section 26 (Miscellaneous), Section 27 (Entire Agreement), Exhibit A (Product/Repair Pricing, Lead-time, Upside, Cancellation and Rescheduling Terms, Exhibit B EMC On-Order Parts, Exhibit E (Technical Support), Exhibit F (RMA Procedure), Exhibit G (Product Repair), and Exhibit H (Software License) of this Agreement shall survive the termination or expiration of this Agreement. Outstanding purchase orders accepted by NEI shall survive the expiration or termination of this Agreement by EMC for cause, unless EMC cancels the purchase orders Termination of this Agreement for cause by NEI under Section 3.3, or 3.4 shall act to also terminate any outstanding purchase orders, unless otherwise specified in writing by NEI.

26.7 If the performance hereof, or any obligation hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident; strikes or labor disputes; war or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other act or condition whatsoever beyond the reasonable control of the parties hereto, excluding weather conditions other than catastrophic weather conditions and excluding events which could reasonably have been avoided by the exercise of reasonable prudence, the party whose performance is so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the party so affected shall take all reasonable steps to avoid or remove such causes of non-performance and shall immediately continue performance hereunder whenever such causes are removed. If the delay lasts for sixty (60) or more days from the original date of performance, the party receiving notice of the delay shall have the right to terminate the performance of the affected obligation and/or the Agreement.

26.8 Neither party may assign any rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any assignment of rights shall not work as a novation of obligations hereunder without written agreement. Any attempt to assign any rights, duties or obligations hereunder without the other party's written consent will be void.

26.9 If either party commences litigation to enforce any provision of this Agreement, the prevailing party shall be entitled to seek to recover reasonable attorneys' fees and expenses of litigation, including fees and expenses of any appeal.

26.10 Unless otherwise expressly provided for, all notices, requests, demands, consents or other communications required or pertaining to this Agreement must be in writing and must be delivered personally or sent by certified or registered mail (postage prepaid and return receipt requested) to the other party at the address set forth below, or to any other address given by either party to the other party in writing:

NEI: Network Engines, Inc
         25 Dan Road
         Canton, MA 02021
         Attn: Chief Financial Officer
         CC: Chief Counsel

EMC: EMC Corporation
         171 South Street
         Hopkinton, MA  01738
         Attn: VP Supply Base Management Commercial
         CC: Chief Counsel

        In case of mailing, the effective date of delivery of any notice, demand, or consent shall be considered to be five (5) Business Days after proper mailing.

26.11 Technical Contacts -With respect to all other communications between the parties, the principal contacts are noted below. This information may be changed by written notice between the parties and without the necessity of amending this Agreement:

NEI:      Network Engines, Inc.
              25 Dan Road
              Canton, MA 02021
              Attn: Director of Engineering

EMC:      Supply Base Manager, Third-Party Products
          -----------------------------------------
              EMC CORPORATION
              ---------------
              171 South Street
              ----------------
              Hopkinton, MA 01748
              -------------------

26.12 The section and paragraph headings of this Agreement are intended as a convenience only, and shall not affect the interpretation of its provisions.

26.13 The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding the contrary or additional terms in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Product(s).

26.14 Neither party will export, re-export or resell any Product(s) or technical data without first complying with all applicable export laws, orders and regulations and obtaining all necessary governmental permits, licenses and clearances.

26.15 Nothing in this Agreement shall be construed as preventing EMC from developing, acquiring, marketing, selling, supporting or maintaining products similar to or competitive with Product, or from entering into agreements with or providing specifications (but not Product
     Specifications, as referenced herein) for competitors of NEI, provided that in so doing, EMC does not breach its obligations under this Agreement, including, without limitation, Section 23

27.0 ENTIRE AGREEMENT
     ----------------

The following Exhibits are part of this agreement and are incorporated herein by this reference:

     Exhibit A Product/Repair Pricing, Lead-Time, Upside, Cancellation and Rescheduling Terms

     Exhibit B EMC On-Order Parts

     Exhibit C Technical Purchase Specification

     Exhibit D NEI Quality Plan

     Exhibit E Technical Support

     Exhibit F RMA Procedure

     Exhibit G Product Repair

     Exhibit H Software License

     Exhibit I Indemnity Country List

     Exhibit J EMC Logistics Partners

This Agreement, including all Exhibits, constitutes the entire Agreement between the parties and supersedes all prior or contemporaneous agreements, discussions, and understandings between the parties, either express or implied.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date last signed ("Effective Date"),.

Network Engines, Inc.                       EMC Corporation
-------------------------------             ------------------------------------
    "NEI"                                       "EMC"


By: /s/John H. Curtis                       By: /s/William Monagle        2/5/02
    ----------------------------                --------------------------------
    (Signature)                                 (Signature)
Name: John H. Curtis                        Name: William Monagle
      (Please Print or Type)                      (Please Print or Type)
Title: President & CEO                      Title: Vice President
                                                   Corporate Procurement

Date: January 30, 2002                      Date: EMC Corporation

                                    EXHIBIT A

      Product Pricing, Lead-time, Upside, Cancellation and Reschedule Terms

Product and Repair Pricing
----------------------------------------------------------------------------
EMC Part #      NEI Part #   Description           Maximum Lead   Unit Price
                                                   Time
----------------------------------------------------------------------------
[**]            [**]         Storage Server Node   [**] weeks     $[**]
----------------------------------------------------------------------------
[**]                         Disk Sled Assembly    [**] weeks     $[**]
----------------------------------------------------------------------------

Lead-time: EMC shall, during the first week of every month, provide NEI with a
---------
rolling, [**] -day Purchase Order, cancelable and reschedulable only as provided below. The lead-time for all Product, based on a rolling [**] day Purchase Order, will vary between [**] calendar days or [**] weeks, and [**] days or [**] weeks. Maximum lead-time for all Product covered under this agreement will be [**] calendar days or [**] weeks. In some cases, EMC may request delivery sooner than the lead-time stated above. In such cases, NEI will make reasonable commercial efforts to support these inside lead-time requests.

EMC On-order Parts: EMC shall, on the first week of every month issue a rolling
------------------
[**]-week forecast, by estimated delivery date, of its product requirements. NEI will support the lead-time and upside requirements by identifying and procuring parts using the individual component lead times as listed in Exhibit B and EMC requested delivery dates as the key trigger points on which to base that procurement, and then adding [**] to account for manufacturing time. EMC's liability for NEI inventory shall be limited to On-Order Parts as defined in Exhibit B and the liability defined in this Exhibit A. NEI shall be solely responsible for the inventory of all other parts, and for that portion of the On-Order Parts inventory that (1) exceeds the forecast, purchase order and upside requirements established in this Agreement or (2) that are ordered in advance of the time necessary to support the forecast, purchase order and upside requirements established in this Agreement, unless EMC provides written authorization to procure additional requirements beyond that (i.e. last time buy).

Quarterly, (or more frequently, if EMC requests), NEI and EMC will review and audit EMC On-Order Parts in NEI's inventory and on NEI's backlog. EMC may request adjustments based on anticipated changes in consumption level of the Product(s). Cancellation charges resulting from EMC-requested adjustments will be the responsibility of EMC provided, as stated above, that prior review/approval of the purchases was completed by EMC.

Upside Support: NEI agrees to manage its business with EMC so as to support EMC
--------------
requests for delivery of un-forecasted Product (upsides) as follows (assumes calendar days):

     Request made by EMC X days
     before original PO delivery date   NEI upside commitment
     --------------------------------   ---------------------

     [**] days                          [**]
     [**] days                          [**]% above on-order quantity
     [**] days                          [**]% above on-order quantity
     [**] days                          [**] above on-order quantity

Cancellation Terms: NEI agrees to support the following cancellation terms for
------------------
EMC production Product (assumes calendar days):

     Request made by EMC X days                 EMC cancellation liability
     before original PO delivery date   (% of $ value of on order Product)
     --------------------------------   ----------------------------------

     [**] days                          Full price of finished Product, or may
                                        be rescheduled (see note below)

     [**] days                          Liability limited to cost of EMC
                                        On-Order Parts identified in Exhibit B,
                                        Sections 2.0, 3.0 and 4.0 and an
                                        additional [**]% adder to the total cost of the material kitted in preparation of supporting Product requirements for day
                                        [**] through [**]. This represents a
                                        restocking charge.

     [**] days                          Liability limited to cost of EMC
                                        On-Order Parts identified in Exhibit B,
                                        Sections 2.0, 3.0 and 4.0 .*

     *Note: In instances where business conditions mandate EMC cancellation of Product, NEI will take all reasonable actions to de-book, return reschedule or otherwise dispose of materials on backlog with zero or minimum liability so as to minimize liability passed on to EMC.

Reschedule Terms: NEI agrees to support the following reschedule terms for all
----------------
EMC production Product (assumes calendar days):

     Request made by EMC X days
     before original PO delivery date   Reschedule Allowed
     --------------------------------   ------------------

     [**] days                          [**].

     [**] days                          [**] days from original due date.

     [**] days                          [**] days from original due date.

     [**] days                          [**].

                         Exhibit B - EMC On-Order Parts
                         ------------------------------

EMC shall be liable only for the parts listed in paragraphs 2.0, 3.0 and 4.0 below. EMC's liability is limited to that quantity of Parts that NEI must order, in accordance with the ordering lead time for such parts, in order to manufacture and deliver Products to EMC in accordance with the delivery dates listed in the forecast, Purchase Orders and upside requirements ("On-Order Parts").

1.0  Definitions
     -----------

     1.1  EMC Custom Parts: Parts that are not commodity Products in the
          ----------------
          commercial market, but are manufactured solely for incorporation into EMC Products.

     1.2  EMC Unique Parts: Commodity parts procured solely for incorporation
          ----------------
          into EMC Products and not used on other NEI products.

     1.3  Other Parts: Parts other than those listed in 1.1 or 1.2 above that
          -----------
          are components of the Product, but which are not custom to EMC or unique to the Products EMC is purchasing hereunder.

2.0  EMC Custom Parts List
     ---------------------

     Item Number   Part Description   Rev   Qty Per   L/T(Bus days)   Weeks
     ----------------------------------------------------------------------
     [**]          [**]               01       1           [**]        [**]
     [**]          [**]               01       1           [**]        [**]
     [**]          [**]               01       1           [**]        [**]

3.0  EMC Unique Parts List
     ---------------------

     Item Number   Part Description   Rev   Qty Per   L/T(Bus days)   Weeks
     ----------------------------------------------------------------------
     [**]          [**]               0A       1           [**]        [**]
     [**]          [**]               0A       8           [**]        [**]
     [**]          [**]               02       1           [**]        [**]
     [**]          [**]               02       1           [**]        [**]
     [**]          [**]               02       1           [**]        [**]
     [**]          [**]               0A       1           [**]        [**]
     [**]          [**]               00       1           [**]        [**]
     [**]          [**]               0A       4           [**]        [**]
     [**]          [**]               01       2           [**]        [**]
     [**]          [**]               0A       1           [**]        [**]
     [**]          [**]               01       1           [**]        [**]

4.0  Other Parts List
     ----------------

     Item Number   Part Description   Rev   Qty Per   L/T(Bus days)   Weeks
     ---------------------------------------------------------------------
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    2              [**]        [**]
     [**]          [**]               0A    2              [**]        [**]
     [**]          [**]               0A.1  12             [**]        [**]
     [**]          [**]               0A    17             [**]        [**]
     [**]          [**]               0A    10             [**]        [**]
     [**]          [**]               0A    2              [**]        [**]
     [**]          [**]               0A    A/R            [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0B.1  1              [**]        [**]
     [**]          [**]               0B.1  1              [**]        [**]
     [**]          [**]               0B    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1.5            [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               00    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A.1  1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    4              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0B    1              [**]        [**]
     [**]          [**]               0E    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]
     [**]          [**]               0A    1              [**]        [**]

                        Technical Purchase Specification
                               Disk Sled Assembly
                                    118032103
                                    Rev "E01"
                                December 19, 2001

                              [**] Systems Division
                               WESTBORO, MA 01580

                                TABLE OF CONTENTS

                                                                       CONTENTS
                                                                           PAGE

TABLE OF CONTENTS............................................................1

1.   SCOPE...................................................................3

2.   SPECIFICATION REVISION DETAILS..........................................3

3.   APPLICABLE DOCUMENTS AND ITEMS..........................................3

4.   HARDWARE DESCRIPTION....................................................4

     4.1   Disk Drives.......................................................4
     4.2   Metal Sleds.......................................................4
     4.3   Mounting Screws...................................................4

5.   SOFTWARE IMAGES, TEST PROCEDURES, & TEST REQUIREMENTS...................4

     5.1   Standard NEI Test Software, Processes, and Metrics...............44
     5.2   EMC [**] Software................................................44
     5.3   EMC [**]  Software Test Process and Metrics......................44

6.   AGENCY COMPLIANCE.......................................................4

7.   SHIPPING PACKAGE REQUIREMENTS...........................................5

8.   NOTIFICATION OF DESIGN, PROCESS, OR AVL CHANGES.........................6

9.   DELIVERY REQUIREMENTS...................................................7

1.   SCOPE

     This document defines the requirements for an [**] Disk Sled Assembly consisting of [**]. This document and the documents referenced in this document collectively define the functional, electrical, mechanical, environmental, and reliability specifications, as well as safety agency approvals, which must be met by suppliers to EMC. The [**] Disk Sled Assembly is hereafter referred to as the "DISK SLED". Network Engines, Inc. is hereafter referred to as "NEI".

2.   SPECIFICATION REVISION DETAILS

-------------------------------------------------------------------------------------------------------
Revision Table
-------------------------------------------------------------------------------------------------------
                Revisions                                                  Emc Corporation
-------------------------------------------------------------------------------------------------------
   Date        App'd. By     ECO #    Rev    Title: [**]  Disk Sled Assembly Purchase Specification
-------------------------------------------------------------------------------------------------------
11/28/01          [**]                E00     Initial revision
-------------------------------------------------------------------------------------------------------
12/19/01          [**]                E01     Add NEI part numbers and revisions, EMC drive part number
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

     NOTE: No changes or revisions to this purchased product will be allowed by either EMC Corporation or NEI without going through the change notification process detailed in Section 8 of this specification.

3.   APPLICABLE DOCUMENTS AND ITEMS

     The DISK SLED shall meet the requirements defined by the specified revision of following documents. In case of conflict, the order of precedence is as follows.

          1.   This purchase specification: 118032103, revision E01

          2.   The following corporate standards:

               108000066   Package Test Specification, revision 07

               108000143   Packaging Specification for Suppliers of EMC,
                           revision 10

               108000174   Bar Coding Requirements for Shipping Containers,
                           revision 09

               108000336   Midrange Storage Environmental Guideline, revision 08

               108000721   EMC Serial Number Labeling Requirements, revision A18

               108000495   Purchased Products: Compliance and Certification
               Requirements,

                           revision 06

     The specified revisions of the 108 specifications are included in the appendix of this document.

4.   HARDWARE DESCRIPTION

     The DISK SLED consists of [**]. The DISK SLEDs [**].

     In general, all NEI parts have the format www-xxxxx-yy rev zz where each w, x, y, or z is an alphanumeric character. Their revisions start at 0A for a released product and will increase to 0B, 0C, 0D, ... as new revisions are required.

     The NEI assembly number for the DISK SLED is [**]. The following sections define the exact components comprising the DISK SLED. The EMC part number for the assembly is [**]. NEI will label the disk sled assembly with the EMC part number, revision, and serial number in both bar code and human readable form according to the 108000721 EMC Serial Number Labeling Requirements Specification. These labels are not required to be visually accessible when the DISK SLED is installed [**].

4.1  Disk Drives

     The DISK SLED will contain [**]. NEI shall [**]. The drives will be labeled by Maxtor with the EMC part number, revision, and serial number. The NEI part number for the drives is [**].

4.2  Metal Sleds

     The NEI part number for the metal sled is [**]. This is [**].

4.3  Mounting Screws

     The disk and the sled are [**]. The NEI part number for the [**].

5.   SOFTWARE IMAGES, TEST PROCEDURES, & TEST REQUIREMENTS

     Each DISK SLED will [**] DISK SLEDs will [**]. The [**] DISK SLEDs [**], NEI will [**] the DISK SLEDs [**], NEI will [**] from EMC and will[**].

5.1  Standard NEI Test Software, Processes, and Metrics

     NEI will [**] with EMC. This document will refer to [**]. There will be [**]. The NEI part number [**].

5.2  EMC [**] Software

     Each DISK SLED [**]. The EMC [**].

5.3  EMC [**] Software Test Process and Metrics

     The [**] DISK SLED should [**] NEI will [**] the DISK SLEDs [**].

6.   AGENCY COMPLIANCE
     Since the DISK SLED is [**].

7.   SHIPPING PACKAGE REQUIREMENTS

     The basic shipping package will be based on an NEI-designed single disk shipping box [**]. This package will be sent as an individual unit in this package or multiples of these packages may be aggregated in boxes or on pallets as needed. The rest of this section lists the EMC requirements for this shipping package. It is Network Engines responsibility to satisfy all of these items.

     1. The DISK SLED shipping package shall not be marked [**]. The DISK SLED shipping package will [**].

     2.   The DISK SLED shipping package shall be marked with the following:

     .    Shipping label(s) [**].
     .    [**] shipping label(s).

     3. NEI is responsible for performing all shipping and container performance testing on the single DISK SLED shipping package. The following requirements pertain when packaged in the vendor's shipping carton. This DISK SLED [**]. These tests include but are not limited to:

               .    [**]
               .    [**]
               .    [**].

8.   NOTIFICATION OF DESIGN, PROCESS, OR AVL CHANGES

MANDATORY ENGINEERING CHANGES
-----------------------------
8.1 In the event that changes are required to make the Product(s) conform to safety/regulatory agency requirements ("Mandatory Engineering Changes"), NEI shall immediately implement the Mandatory Engineering Changes in new production of the Product(s) without charge to EMC.

8.2 NEI and EMC shall discuss and mutually agree upon one or more of the following remedies for implementing Mandatory Engineering Changes on previously delivered Product, including which party shall bear the costs of any such Mandatory Engineering Change, provided, however, that if the Products did not, or do not, conform to safety/regulatory agency requirements as such requirements existed on the date of delivery, all such changes shall be at no charge to EMC, including shipping and transportation costs. NEI shall use reasonable efforts to immediately implement the selected remedies.

     8.2.1 EMC may request an RMA number and return the affected Product(s)to NEI or an authorized repair facility for repair or replacement.

     8.2.2 EMC may request and NEI will ship Mandatory Engineering Change kits for Product(s). NEI shall provide EMC with installation instructions necessary to implement the Mandatory Engineering Changes at EMC's or EMC's customer's locations.

     8.2.3 NEI may be asked to provide on-site technical assistance at the appropriate location to install the Mandatory Engineering Change.

     8.2.4 EMC may request that a NEI-approved third party maintenance organization install the Mandatory Engineering Change kits for the affected Product.

8.3 NEI shall provide EMC with written notice of any Mandatory Engineering Changes as soon as possible after NEI knows of such change.

8.4 EMC shall have the option to cancel open purchase orders without penalty if the Mandatory Engineering Changes are due to the fault or negligence of NEI and such Changes are incompatible with or adversely affect performance of Product(s) purchased by EMC and such changes are not made compatible with the Product(s), or EMC is not provided with an acceptable remedy within [**] days after NEI receives notification from EMC of its intent to cancel its open purchase orders.

     NEI REQUESTED CHANGES

8.5 Both parties recognize that there may be optional changes proposed by NEI affecting form, fit or function which are not Mandatory Engineering Changes ("Optional Engineering Changes"). Optional Engineering Changes may also include changes in processes or materials. NEI shall provide EMC copies of all Engineering Change Notices affecting Form, Fit, Function (as defined below), active components, or reliability as soon as practically possible prior to being implemented NEI will also provide copies of Process Change Notification forms related to mutually agreed upon EMC specific manufacturing or test processes that would affect the following as soon as practical prior to being implemented:

     8.5.1.1 Form: Defined as a change in the dimensions or the external appearance of the Product(s).
     8.5.1.2 Fit: Defined as a change that affects the physical interchangeability of the Product(s)or a field replaceable unit ("FRU") of the Product(s).
     8.5.1.3 Function: Defined as a change that introduces a capability not available in the previous connectivity interface, software, firmware, or operator interface or affects the interchangeability of the FRUs within the Product(s).

8.6 The notice required in sub-Section 105.1, above, shall include a written description of the proposed change, including the reason for the change and the expected effect of the change on the Product(s), including its price. NEI will send such change proposals to EMC's designated engineer, via mail, Email, or fax, as agreed between the parties. NEI's notice shall also contain (i) an evaluation as to whether or not the changes, if accepted by EMC, would be likely to require EMC to re-qualify the Product(s), and (ii) a recommendation for or against such re-qualification.

8.7 If the Optional Engineering Changes to Form, Fit or Function of the Product(s) proposed by NEI in EMC's sole opinion necessitate evaluation by EMC of compatibility with EMC's systems and/or specifications, NEI upon EMC's request, shall provide EMC with [**]of evaluation products, parts or designs which incorporate the proposed changes. EMC shall have the right to accept, reject or mutually agree to an alternate plan for NEI's proposed Optional Engineering Changes and will inform NEI of its approval or rejection of those changes in writing within [**] days from receipt of the evaluation products, parts or designs provided to EMC, or within [**] days of EMC's receipt of notice of such changes, whichever is later. Such approval shall not be unreasonably withheld.

8.8 If EMC rejects the Optional Engineering Changes, EMC may require NEI to continue supplying the unaltered Product(s)or to provide EMC with opportunities for a last time buy of the unaltered Product(s).

8.9 NEI will incorporate changes accepted by EMC into Product(s) on EMC's open purchase orders at no charge.

8.10 Unless EMC specifically rejects such changes, each version of the Product(s) will possess at least the same features and functions, if not more, than are offered by NEI in the Product(s) or similar product offered by NEI for the same server/host environment. NEI shall introduce all new non-exclusive features or functions for the Product(s) as early as the introduction in any other similar

     NEI products for that environment, provided, however, that any such feature or functions may be delayed in the event that EMC requests different or customized Specification for the EMC version of the Product.

8.11 Any changed Product(s) resulting from application of Sections 14, 15 and 16 shall be considered added as Product(s) to this Agreement, and subject to its terms and conditions.

8.12 INCOMING QUALITY AND RELIABILITY REQUIREMENTS

     NEI shall participate [**].

9.   DELIVERY REQUIREMENTS

          Incoming DISK SLEDs shall be packaged [**].

          [**].

EXHIBIT D
                                NEI Quality Plan

1.0  INTRODUCTION
     ------------
1.1 This document is the Quality Plan for NEI and defines the quality systems NEI will use to ensure that they meet the quality and on-time-delivery expectations of EMC.

1.2 With reasonable notice, EMC shall have the right to inspect and audit any NEI manufacturing or administrative site that supplies goods or services. EMC shall have the right to review relevant documents pertaining to quality information, procedures, certificates of conformance, etc. affecting materials received.

2.0  DEFINITIONS
     -----------
2.1 Plug and Play Failure: Any failure in the first [**] hours of operation initiates a "Plug and Play" (PnP) process to start. This process notifies many individuals of the failure, including the EMC NEI Engineer for that item. Failures within the first [**] hours may also be referred to as a "Dead on Arrival" (DOA).

2.2 Reliability Failure: Any failure that occurs after the first [**] hours of operation at the EMC's customer's site. EMC metrics for reliability failures are:

     . Annualized Failure Rate (AFR). AFR is a % of confirmed failures per population shipped.

     . Annualized Rate of Return (ARR). ARR is a % of units returned (whether confirmed or not) per population shipped.

     . Failure in Time (FIT). FIT is a specification of failures per billion hours of operation.

     . Mean-Time-Between-Failures (MTBF). MTBF is the reciprocal of the sum of failure rates of all the components of a system, or it is the average of the time between failures in a population.

     . Mean-Time-Between-Product-Replacements (MTBPR). MTBPR is a measurement of hours of operation before a product replacement (whether confirmed or not).

2.3 Defects per Million (DPM): DPM is a quality metric used to measure the rejection rate at the EMC factory. "DPM" is represented in terms of # units bad in a population of 1 million devices. The "defects" used in the calculation includes any and all functional and non-functional failures (incorrect labels, missing jumpers, etc.) that do not meet the Product Specifications in Exhibit C.

2.4 Serious Failure(s): Serious failures are defined as failures where EMC's customer is experiencing system instability to the point where customer data or daily business operations are disrupted or at risk in the event of additional failures.

2.5 Critical Failure(s): Critical failures are defined as failures where EMC's customer's systems or business operations are down or non-functional, or performance has deteriorated to the point that the customer's business is significantly impacted, including but not limited to problems that affect data integrity, safety, or that create other significant operation impacts.

2.6 Purge: Discrepancy issue with a particular lot or date code of the Product(s) that requires EMC to remove and segregate the Product(s) in EMC's factory and service centers.

2.7  ORT: Ongoing Reliability Testing.

2.8  HALT: Highly Accelerated Life Testing.

3.0  PERFORMANCE REQUIREMENTS
     ------------------------

3.1 The quality numbers stated in this section are requirements. NEI will work with EMC to define and work toward these requirements. EMC will measure NEI during the quarterly NEI performance reviews using these quality numbers.

3.2  EMC Factory Performance: NEI agrees to worst-case target DPM levels as
     -----------------------
     follows:

     . Goal of [**]K DPM for the first [**]K production Product; NEI commitment of [**]K DPM.

     . Goal of [**]K DPM for [**]to [**]K production Product; NEI commitment of [**]K DPM.

     . Goal of [**]K DPM for >[**]K production Product; NEI commitment of [**]K DPM.

     If DPM levels committed to by NEI are not achieved, NEI will provide an improvement plan and schedule within [**] weeks of EMC's request for such information and will take all reasonable steps to reduce DPM to below the levels committed to [**].

3.3  EMC Field Reliability: NEI agrees to the following field reliability goals:
     ---------------------
..    Plug and Play (PnP) of [**] %. See Note 1 for details.

..    AFR = [**] %. See Note 2 for details.

..    FIT = [**] failures per billion hours of operation. See Note 2 for details.

     Note 1: The Plug and Play metric is monitored monthly so to allow for real time visibility to issues, but the reliability goal will be measured against a rolling [**] average so to minimize statistically insignificant sample sizes.

     Note 2: The AFR and FIT goals are based on the [**] calculations provided by Network Engines. The metrics assume a [**] degree assumed temperature. This temperature was agreed upon by EMC and NEI.

     Should any of these field reliability metric be exceeded by [**]x or greater, NEI agrees to meet with EMC on an expedited basis to agree on and implement a plan to remedy the situation as soon as possible. Such plan may include some or all of the following provision, or other provisions as the parties may agree:

     [**] all affected material.

     [**] all affected material in accordance with Exhibit G.

     Provide other [**] actions including, but not limited to:

          .    [**] Product.

          .    [**].

          .    [**] Product supplied to EMC.

4.0  TECHNICAL RESPONSIVENESS/SUPPORT
     --------------------------------
4.1 Routine Questions and Issues: NEI will provide same day acknowledgment, by electronic mail ("email"), facsimile ("fax") or other method of communication agreed to by the parties, of all EMC requests for assistance with Routine Questions and Issues, including but not limited to questions regarding Product(s) service and support. EMC shall have access to developers, order fulfillment personnel, quality and/or technical personnel to assist EMC. NEI shall use best efforts to respond to EMC's requests for assistance within [**] Business Days of receipt of the request.

4.2 Failure Analysis (F/A): NEI shall perform failure analysis on all failed Product(s) returned to NEI. Failure analysis will be a cooperative effort between NEI and EMC to determine the root cause of the failure. Failure replication and determination of source of failure must be completed within [**] weeks of receipt of Product. If failure analysis is required at a NEI vendor site, then NEI will be responsible for managing their sub-vendors analysis in a timely fashion. Once failure analysis has been completed, NEI will fax or e-mail a failure analysis report to the EMC NEI Engineer designated by EMC. This report shall include, at a minimum, the Product(s) serial number, failure cause, containment plans, and corrective action that NEI will take to prevent further occurrences of the failure. At EMC's request, the parties will meet to review failure analysis reports provided under this sub-Section.

4.3 Quality Issues: Quality issues must be responded to by NEI within [**] after being notified that such an issue exists. NEI will completely close the quality issue with effective corrective action that will prevent a repeat failure. This is expected to occur within [**] days, depending on the nature of the issue. Quality issues identified at NEI's contract manufacture site should be brought to EMC's attention in a timely fashion.

4.4 Critical Failures: Critical Failures shall be considered to be highest priority and shall cause immediate allocation of all necessary NEI resources to expeditiously develop and implement effective containment and resolution plans in conjunction with EMC, until problem resolution. NEI's commitment of resources shall include but not be limited to committing NEI personnel to work evenings and weekends or if necessary, to send such personnel to EMC's site.

4.5 EMC requires that communications be in writing or electronic mail, if requested.

5.0  GENERAL PARTNERSHIP REQUIREMENTS
     --------------------------------
5.1  NEI will:

     5.1.1 Provide EMC with regular updates to Product(s) futures/roadmaps.

     5.1.2 Participate in Concurrent Engineering design reviews.

     5.1.3 Participate in quarterly performance reviews and annual on-site audits.

     5.1.4 Have monthly quality and reliability improvement plans and share those periodically with EMC.

     5.1.5 Obtain and maintain ISO registration.

     5.1.6 Have pro-active problem notification and resolution process for problems with the potential to adversely effect delivery, quality or price. This includes any stop ships or production holds that could impact shipments or quality.

     5.1.7 Maintain repair process for [**] years after Product(s) withdrawal.

5.2 EMC and NEI will each provide the other with the names and telephone numbers of direct contacts. These lists will be updated as necessary.

6.0   KEY PROCESSES
     --------------
     6.1 Proper safeguards must be in place to counter the possibility of ESD damage occurring at all points in the process, including but not limited to receiving, inspection, stocking, assembling, and shipping of components and assemblies. Refer to [**] for ESD control and damage prevention methods.

     6.2 NEI must utilize appropriate statistical techniques for all key processes.

7.0  QUALITY DATA PROVIDED
     ---------------------
     Each party shall provide the other via e-mail with the information summarized in the table below.

--------------------------------------------------------------------------------
Metric                       Owner               Frequency
--------------------------------------------------------------------------------
[**]                         EMC CQ              Monthly
--------------------------------------------------------------------------------
[**]                         EMC CQ              Monthly
--------------------------------------------------------------------------------
[**]                         EMC CQ or SBM       Weekly or Monthly (TBD)
--------------------------------------------------------------------------------
[**]                         NEI Quality Rep     Weekly or Monthly (TBD)
--------------------------------------------------------------------------------
[**]                         NEI Quality Rep     Weekly or Monthly (TBD)
--------------------------------------------------------------------------------
[**]                         EMC CQ or SBM,      Monthly
                             NEI Quality Rep
--------------------------------------------------------------------------------

8.0  CORRECTIVE ACTION PROCESS
     -------------------------

8.1 All EMC factory and field returns shall be resolved to root cause. These issues will be tracked by the EMC NEI Engineer and communicated back to NEI.

8.2 EMC will make best efforts to ensure that the defective parts are returned quickly to NEI for failure analysis. NEI shall ensure that failure analysis is done on defective parts received from EMC as described in sub-Section 4.2, above.

8.3 Upon determining the root cause of the failure, NEI shall establish a corrective action plan, with EMC's assistance if requested, to ensure that the Product(s) defect is removed and that root cause corrective action will be implemented. EMC will assist NEI with tracking all open failures and will work with NEI to ensure that the proper repair priority is set.

8.4 If NEI encounters a No-Trouble-Found ("NTF") on a Product(s) sent from EMC, they will arrange for the Product(s) to be sent back for re-verification.

8.5 When EMC sends Products under warranty to NEI, NEI will [**] for such Product(s). The parties shall reasonably agree on a procedure to administer the warranty returns process.

9.0  REPAIR PROCESS
     --------------
     All field returned Product(s) that are upgraded and/or repaired per standard process shall be reassembled, tested and packaged per the requirements for new Product. All final test and inspection required for new Product(s) shall be performed on field return Product(s) prior to its return to EMC.

10.0 RELIABILITY ASSURANCE
     ---------------------
     NEI shall implement a method used to monitor the reliability of the Product. NEI will provide EMC with an outline of how that monitoring and corrective action process works and a plan of how the process will be implemented.

11.0 OBJECTIVES OF ONGOING RELIABILITY TESTING
     -----------------------------------------
11.1 The primary reason for the existence of Ongoing Reliability Testing ("ORT") is to provide data to support the following tasks:

     11.1.1 Provide an early warning of field reliability problems.

     11.1.2 Measure the reliability of components at a FRU level on a continuous basis.

     11.1.3 Monitor the reliability change over time.

     11.1.4 Provide a controlled environment for monitoring the effects of process and material changes.

     11.1.5 Measure any infant mortality that may be in the Product.

12.0 HALT STRESS TESTING
     -------------------

12.1 Any new Product(s) introductions or key changes to a sub-assembly shall require [**] a quantity of units to be defined, [**]. NEI & EMC will utilize this information [**]. NEI shall conduct a design review after completion of the tests.

12.2 Stress testing shall include [**].

                                    EXHIBIT E

                                Technical Support

1.0  SUPPORT LEVEL
     -------------
1.1 EMC will provide all first-call technical support to its customers. NEI's technical support group will provide no services directly to EMC's customers, except as described herein. All technical support, as described in Sections 1 through 5 of this Exhibit, and Product Support under this Agreement will be provided at no charge to EMC, unless specified otherwise.

1.2 EMC shall ensure that its field personnel are trained in the installation, setup, and operational issues involving the Product. The NEI technical support group will provide technical support to EMC's trained engineering staff as needed to resolve installation, setup and operational issues involving the Product.

1.3 NEI will provide engineering level support to EMC's engineering staff as needed to isolate problem cause, make bug fixes to NEI supplied code, and produce the object code required by EMC to support and update the Product(s).

1.4 NEI technical support will be available via telephone during normal working days between the hours of 8:00 AM and 5:00 PM, Eastern Standard Time, exclusive of NEI observed holidays.

1.5 In the event that NEI makes available Technical information such as "Technical Tips" on the Product(s), EMC shall have the right to reproduce such technical information solely for distribution internally to members of EMC's technical support group.

2.0  PROBLEM ESCALATION
     ------------------
2.1 When the NEI technical support group determines that it is unable to resolve the problem with its own resources, it will escalate the problem.

2.2 In those cases where EMC requires on-site assistance to install, setup, resolve operational issues or obtain necessary diagnostic information in order to solve a problem, NEI will provide the services of a field applications engineer or a product development engineer, as determined by NEI, for that purpose. If it is determined that the cause of the problem is not due to a defect in the NEI supplied Product, EMC will reimburse NEI for time and materials at NEI's then standard rate plus reasonable expenses for transportation, meals and lodging.

2.3 If the NEI technical support group determines that the problem may be due to a defect in the NEI supplied Product, the problem will be escalated to NEI engineering and given a priority response.

3.0  TECHNICAL CONTACTS
     ------------------
3.1 NEI and EMC will establish contacts to report problems, track status, exchange technical information, track build requirements, make bug fixes and coordinate the transfer of software files to and from a customer account on an NEI Support website.

3.2  For NEI

     3.2.1 Technical Support Administrator. NEI will establish the Technical Support Administrator as the central contact point for receiving written problem reports and sending problem resolution status via Email or FAX. All verbal contacts with Technical Support should be made via supplied telephone numbers.

     3.2.2 Development Engineering. NEI will assign Development Engineers as required to resolve all EMC escalated issues.

3.3   For EMC

     3.3.1 Problem Administrator. EMC will establish one person as the counterpart to the NEI Technical Support Administrator to send problem reports and receive problem status.

     3.3.2 Engineering. EMC will designate specific members of their engineering staff who are authorized to have engineering level contact with the designated NEI Engineer.

4.0   SOFTWARE MAINTENANCE RELEASES
     ------------------------------
4.1 As part of the support program, NEI will provide production quality software maintenance releases [**]. Maintenance releases will contain fixes to known problems as well as NEI defined feature additions and enhancements.

4.2 Maintenance releases will be derived by integrating the latest released version of EMC's software and a specified version of NEI standard server software.

4.3 The standard versions on which maintenance releases may be chosen at EMC's discretion. NEI will give EMC at least [**] days advance notice of upcoming standard releases, as well as offer EMC beta versions of all NEI standard releases should they be available.

4.4 Maintenance releases will typically be delivered to EMC for quality assurance ("QA") testing at about the time the NEI standard version is production released, but no less than [**] months after EMC's request. Maintenance releases will be available for access by EMC in a secured account on the NEI web Server.

4.5 NEI will provide basic unit test of all code supplied to EMC, however, EMC is responsible for QA testing of their code release.

                                    EXHIBIT F

                                  RMA Procedure

1.0 When defective Product(s) must be returned to NEI for repair or replacement, EMC shall contact NEI to obtain an RMA number. EMC shall submit the information required on NEI's return material authorization ("RMA") form and return the unit for repair or replacement.

2.0 Upon receipt of the completed RMA information, NEI will verify the warranty status of each item noted. If all items noted are under warranty, NEI will Email or fax an RMA number to EMC within one Business Day of EMC's request. If any of the products are found to be out-of-warranty, the RMA information with repair charges noted will be returned to EMC with the request for a purchase order to cover the repair charges. Upon receipt of the purchase order, NEI will Email or fax an RMA number to EMC within one Business Day of EMC's request. Blanket purchase orders for out of warranty repairs may be used as agreed between the parties.

3.0 Upon receipt of the RMA number, EMC shall package the defective Product(s) and ship it to NEI freight prepaid by EMC with the RMA number clearly marked on the outside of the box. NEI will not accept any RMA Product(s) shipped freight collect or with pending import fees and any such shipments will be returned to EMC at EMC's expense.

4.0 If the returned Product(s) is under warranty, NEI shall provide the repairs or a replacement unit to EMC at no charge.

5.0 If the returned Product(s) is not under warranty and is determined by NEI, in its sole judgment, not to be repairable, EMC will be notified of such and given the option to have the unit scrapped (either returned to EMC or scrapped by NEI).

6.0 If the returned Product(s) is under warranty, but NEI determines that the warranty was voided, EMC will be notified of such and given the option to have the Product repaired at the agreed out-of-warranty repair cost. If NEI determines that the Product(s) can not be repaired, EMC will be notified and given the opportunity to have the Product(s) scrapped by NEI or returned to EMC.

7.0 NEI shall ship to EMC or to a location, within the continental United States, designated by EMC, freight prepaid by NEI, the repaired Product(s) or a replacement Product(s) within [**] Business Days from the date the Product(s) is received at NEI.

                                    EXHIBIT G

This Exhibit sets forth the terms and conditions which govern the repair of the Product(s). Notwithstanding anything that may be construed to the contrary, EMC shall not have an obligation to purchase any Product repair from NEI under the Agreement.

1.0  REPAIR PROCESS AND CYCLE TIME
     -----------------------------
1.1 All field returned Product(s) shall be /or repaired per standard process and then reassembled, tested and packaged per the requirements for new Product. All final test and inspection required for new Product(s) shall be performed on field return Product(s) prior to its return to EMC. NEI shall provide a maximum of [**] day standard cycle time on repair Product. In the event that repair of a Product(s) is not completed within [**] days and the returned product is a warranty claim, except for reasons pursuant to
     Section 26.7 of the Agreement, [**].

2.0  PRODUCT SUPPORT AND PRODUCT SUPPORT DURATION
     --------------------------------------------
2.1 At EMC's request, NEI shall provide the Product(s) support described in sub-Section 2.2, below. NEI shall provide Product(s) support during the term of the Agreement and for a period of not less than [**] years following withdrawal of a Product(s) as described in Section 17.0 of this Agreement. Charges for out of warranty Product repair are to be determined.

2.2  Product support shall include, but not be limited to Product:
     [**]

3.0  SCRAP
     -----
3.1 NEI shall make best efforts to repair all Product(s) per EMC's specifications in Exhibit C.

3.2 Once a Product(s) has been returned [**] for repair of verified hardware problems, NEI shall submit a scrap request to EMC's NEI Engineer for review and authorization. NEI's requests for scrap authorization shall include the following information:

     3.2.1 Product's part and serial numbers.

     3.2.2 A documented history of remedial processes performed on Product.

     3.2.3 Product's failure mode or quality conformance issue.

3.3  EMC shall provide a timely response to NEI's scrap requests.

3.4 NEI may be required to return scrapped Product(s) to EMC for verification and analysis at EMC's expense. EMC shall notify NEI of this requirement at the time of Product's scrap authorization.

3.5  Scrap costs [**].

                                    Exhibit H

                             Software License Terms

1.0  DEFINITION
     ----------

1.1 Licensed Program(s): Means for each item of software programming which is provided in conjunction with a Product, or is itself identified as a Product on Exhibit A, (i) the latest release being generally marketed at the time of shipment of the machine readable object code and all related documentation normally supplied therewith, and (ii) all changes thereto and subsequent releases thereof which NEI is obligated to provide under the terms of this Agreement.

2.0  GRANT OF LICENSE AND RIGHT TO USE AND REMARKET
     ----------------------------------------------

2.1 Evaluation License - Upon request, NEI shall provide to EMC, at no charge, one (1) evaluation copy of the Licensed Program(s).. With regard thereto, NEI grants EMC a nonexclusive, nontransferable right and license to use such solely for purposes of, testing, and evaluating to determine conformance to the applicable requirements.

2.2 Sublicensing of Licensed Program - NEI hereby grants to EMC, on a nonexclusive, nontransferable, irrevocable (except as expressly provided herein) basis, the right and license to obtain Licensed Program(s) from NEI for the purpose of providing such to the customers under the terms of the break-the-seal type license agreement packaged with the Licensed Program, if any, or in the absence of such break-the-seal license agreement, under the same licensing provisions as used by EMC to license its own programs of a similar nature.

2.3 Additional Authorizations - Provided EMC is in compliance with the material provisions of the Agreement, NEI shall not invoke, at law or in equity, any intellectual property or proprietary right, no matter when acquired, in order to interfere with the exercise of any right or the fulfillment of any obligation set forth in the Agreement, or to collect any moneys in excess of the fees set forth in the Agreement.

2.4 General - EMC acknowledges NEI's representation that Licensed Program involves valuable copyright, trade secrets and other intellectual property and/or proprietary rights of NEI. No title to or ownership thereof is transferred to EMC hereunder. EMC shall not be responsible for any violation of NEI's intellectual property and/or proprietary rights by any entity other than EMC or its subcontractors. EMC will promptly notify NEI if EMC becomes aware of any such violation and will reasonably cooperate with NEI in the protection or enforcement of NEI's rights in Licensed Program. EMC shall have no obligation to commence any proceedings with regard to such violation. EMC and NEI hereby agree that the rights and licenses granted to EMC hereunder shall be deemed made and effective as of the effective date of the Agreement.

2.5 Restrictions - Unless otherwise specifically agreed in writing, EMC shall not disassemble or reverse compile Licensed Program. EMC shall make no use of Licensed Program except as permitted hereunder and shall treat and protect such with same degree of care as used by EMC with regard to its own materials of a similar nature and importance, and no less than reasonable care. EMC shall not remove or alter any copyright or other proprietary notices affixed to or embedded in Licensed Program supplied to EMC by NEI, and shall include such in all copies made by EMC. EMC shall have no obligation to determine the appropriateness of such notices.

3.   LICENSED PROGRAM WARRANTY
     -------------------------

     The following warranty is in addition to any other warranty set forth in the agreement and shall control in case of conflict with any such other warranty that pertains to Licensed Program(s).

3.1 For each Licensed Program shipped by NEI with its own "break-the-seal" type of license, NEI shall provide warranty service directly to EMC and/or or the licensee/customer, if any, in the manner specified in such license agreement

3.2 For each Licensed Program shipped by NEI without its own "break-the-seal" type of license, NEI warrants to EMC and the customer, if any, that, the Licensed Program shall, from the date of such shipment until [**] calendar days after successful installation, operate in accordance with its user documentation, published specifications and any other requirements set forth in this Agreement.

3.3 For each Licensed Program shipped by NEI, NEI warrants to EMC and the customer if any, that the Licensed Program shall be Year 2000 Compliant.

3.4 If EMC reports a material deviation from the above warranties within the applicable warranty period, and NEI is unable to correct or offer an alternative acceptable to EMC or the customer, if any, within [**] calendar days after receipt of the report, EMC shall [**].

3.5 NEI warrants that it shall replace [**], within [**] calendar days after receipt of notice, any Licensed Program media or documentation shipped by NEI that is or becomes defective within [**] calendar days after successful installation, provided the defect is not due to accident, abuse or misapplication after arrival.

                                    Exhibit I

                             Indemnity Country List

Argentina
Australia
Austria
Bahrain
Belgium
Belize
Bermuda
Bolivia
Bosnia and Herzegovina
Brazil
British Virgin Islands
Brunei
Bulgaria
Canada
Cayman Islands
Chile
China, People's Republic of
Colombia
Costa Rica
Cyprus
Czech Republic
Denmark
Dominican Republic
Ecuador
Egypt
El Salvador
Estonia
Falkland Island
Finland
France
Georgia
Germany, Federal Republic
Gibraltar
Greece
Grenada
Guatemala
Guernsey
Guinea
Holy See
Hong Kong
Hungary
Iceland
India
Indonesia
Iran

Ireland
Isle of Man
Israel
Italy
Jamaica
Japan
Jersey
Jordan
Kazakhstan
Korea, Republic of
Kuwait
Kyrgyzstan
Latvia
Lebanon
Liechtenstein
Lithuania
Luxembourg
Macedonia
Malaysia
Malta and Gozo
Mexico
Monaco
Montserrat
Morocco
Netherlands
Netherlands Antilles (and Aruba)
New Zealand
Nicaragua
Norway
Pakistan
Panama
Paraguay
Peru
Philippines
Poland
Portugal
Romania
Russian Federation
Saudi Arabia
Singapore
Slovakia
Slovenia
South Africa, Republic of
Spain
Sweden
Switzerland
Taiwan, Republic of China

Thailand
Tunisia
Turkey
Ukraine
United Arab Emirates
United Kingdom
United States of America
Uruguay
Venezuela
Western Samoa
Yugoslavia

                                    Exhibit J

                             EMC Logistics Partners

To be supplied by EMC, as appropriate

                                       1